PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 25, 2002)

                                 $6,000,000,000
                      AMERICAN EXPRESS CREDIT CORPORATION
                       MEDIUM-TERM SENIOR NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

[LOGO]

                              -------------------

    American Express Credit Corporation may offer from time to time its medium-term senior notes, Series B. We have previously issued $1,970,000,000 of the notes. At the conclusion of this offering, we will have issued $7,970,000,000 of the notes. The final terms of each note offered will be included in a pricing supplement. Unless a pricing supplement states otherwise, the notes offered will have the following general terms:

The notes will mature in nine months or more from the date of issue.

The notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on:

 Commercial Paper Rate

 Federal Funds Rate

 CD Rate

 LIBOR

 EURIBOR

 Prime Rate

 Treasury Rate

 Any other rate specified in the applicable pricing supplement.

 The Notes may be indexed in which payments of interest or principal may be linked to the price of one or more securities, currencies, commodities or other goods.

 Fixed rate interest will be paid on February 1 and August 1, accruing from the date of issue.

 Floating rate interest will be paid on the dates stated in the applicable pricing supplement.

 The notes will be held in global form through The Depository Trust Company, unless otherwise specified.

 The notes may be either redeemed by us or repaid at your option if specified in the applicable pricing supplement.

 The notes will be denominated in U.S. dollars unless another currency is specified in the applicable pricing supplement and will have minimum denominations of $100,000 unless otherwise specified.

                                PRICE TO          DISCOUNTS AND                   PROCEEDS TO
                                 PUBLIC            COMMISSIONS                        US
Per Note...................       100%            0.010% - .750%               99.250% - 99.990%
Total......................  $6,000,000,000   $600,000 - $45,000,000    $5,955,000,000 - $5,999,400,000

    YOU SHOULD CONSIDER CAREFULLY THE INFORMATION UNDER 'RISK FACTORS' BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Offers to purchase the notes are being solicited from time to time by the agents listed below. The agents have agreed to use their reasonable efforts to sell the notes. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

                              -------------------

ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.                                  BARCLAYS CAPITAL
BNP PARIBAS                                           CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK SECURITIES                                                JPMORGAN
LEHMAN BROTHERS                                             SALOMON SMITH BARNEY
UTENDAHL CAPITAL PARTNERS, L.P.                              WACHOVIA SECURITIES

April 1, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Where You Can Find More Information.........................   S-3
Documents Incorporated by Reference.........................   S-3
Summary of the Offering.....................................   S-4
Risk Factors................................................   S-5
Important Currency Information..............................   S-7
Ratio of Earnings to Fixed Charges..........................   S-7
Description of Notes........................................   S-8
Certain United States Federal Income Tax Consequences.......  S-20
Plan of Distribution........................................  S-27
Legal Matters...............................................  S-28
Experts.....................................................  S-28

                            PROSPECTUS

About this Prospectus.......................................     2
Where You Can Find More Information.........................     2
American Express Credit Corporation.........................     3
Use of Proceeds.............................................     4
Description of Debt Securities..............................     4
Description of Warrants.....................................    11
Plan of Distribution........................................    11
Legal Matters...............................................    13
Experts.....................................................    13

    You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the pricing supplement as well as the information incorporated by reference. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these notes. The information incorporated by reference or contained in this prospectus supplement or the accompanying prospectus may only be accurate on the date of this prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    As required by the Securities Act of 1933, as amended, or the Securities Act, we filed a registration statement (No. 333-84320) relating to the notes we are offering by this prospectus supplement and the accompanying prospectus. Those registration statements include additional information.

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplication fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to 'incorporate by reference' the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus supplement, the accompanying prospectus or in previously incorporated documents. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Securities Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K until the offering of these notes has been completed:

     Annual Report on Form 10-K for the year ended December 31, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or number:

                      American Express Credit Corporation
                            301 North Walnut Street
                           Wilmington, Delaware 19801
                              Attention: President
                                 (302) 594-3350

                            SUMMARY OF THE OFFERING

    This summary provides a brief overview of the terms of the offered notes. For a more complete understanding of the terms of the offered notes, before making your investment decision, you should carefully read:

     This prospectus supplement, which (1) explains certain terms of the notes that may be offered and (2) updates and changes information in the accompanying prospectus;

     The accompanying prospectus, which (1) provides an overview of us and certain aspects of our business and (2) explains the general terms of debt securities that we may offer;

     The pricing supplement, which (1) contains the specific terms of the notes being offered and (2) updates and changes information in the prospectus and/or the prospectus supplement; and

     The documents referred to in 'Where You Can Find More Information' and 'Documents Incorporated by Reference' above for information on us and for our financial statements.

GENERAL TERMS OF THE NOTES

    We may offer from time to time up to U.S. $6,000,000,000, or the equivalent of that amount in other currencies or currency units, of the notes described in this prospectus supplement. We refer to the offering of the notes as our medium-term note program. We have previously issued $1,970,000,000 of the notes. At the conclusion of this offering, we will have issued $7,970,000,000 of the notes. The following summary describes the notes we are offering under this program in general terms only.

     The notes will mature nine months or more from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

     The notes will bear interest at either a fixed rate, which may be zero in the case of notes issued at an original issue discount, or a floating rate.

     The notes will be issued in U.S. dollars, unless we specify otherwise in the applicable pricing supplement.

     The notes may be either redeemed by us or repaid at your option, if specified in the applicable pricing supplement.

     Payments of principal and/or interest on the notes may be linked to prices, changes in prices, or differences between prices, of currencies, commodities, securities, baskets of securities, or indices based on other price, economic or other measures as are described in the applicable pricing supplement.

     We may issue amortizing notes that pay both interest and principal prior to the maturity of the notes.

     The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

FORMS OF THE NOTES

    Unless otherwise specified in the applicable pricing supplement, the notes that we offer under our medium-term note program will only be issued in fully registered form and will be represented by global securities registered in the name of a nominee of The Depository Trust Company, or the DTC, as depositary under the indenture governing the notes except under certain circumstances set forth in the indenture in which the global notes may be exchanged for certificates issued in definitive form. We refer you to 'Description of the Notes -- Book-Entry Notes' below for information on DTC's book-entry system.

                                  RISK FACTORS

CHANGES IN EXCHANGE RATES AND EXCHANGE CONTROLS COULD RESULT IN A SUBSTANTIAL LOSS TO YOU

    An investment in notes that are denominated in, or the payment of which is determined with reference to, a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or part of any payment due is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. Such risks include, without limitation:

     the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency, and the possibility of the imposition or modification of foreign exchange controls with respect to the specified currency.

Such risks generally depend on factors over which we have no control, such as:

     economic events,

     political events, and

     the supply of and demand for the relevant currencies.

In recent years, rates of exchange between U.S. dollars and certain currencies have been highly volatile, and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation against the U.S. dollar of a foreign currency or foreign currency units in which a note is denominated would result in a decrease in the effective yield of such note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments on a note denominated in such currency. We can give no assurances that exchange controls will not restrict or prohibit payments of principal, premium or interest in any currency or currency unit.

    Even if there are no actual exchange controls, it is possible that on an interest payment date or at maturity for any particular note, the foreign currency for such note would not be available to us to make payments of interest and principal then due. In that event, we will make such payments in U.S. dollars. See ' -- The Unavailability of Currencies Could Result in a Substantial Loss to You' below.

    The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes. Such persons should consult their own counsel and advisors with regard to such matters. Pricing supplements relating to notes having a specified currency other than U.S. dollars will contain information concerning historical exchange rates for such specified currency, a description of the currency and any exchange controls as of the date of the applicable pricing supplement affecting such currency.

THE UNAVAILABILITY OF CURRENCIES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU

    Except as we specify in the applicable pricing supplement, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is:

     unavailable due to the imposition of exchange controls or other circumstances beyond our control,

     no longer used by the government of the country issuing such currency, or no longer used for the settlement of transactions by public institutions of or within the international banking community,

then all payments with respect to the note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined on the basis of the most recently available market exchange rate or as otherwise determined in good faith by us if the foregoing is impracticable. Any payment in respect of such note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture under which such note will have been issued.

    If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

    The notes will not provide for any adjustment to any amount payable as a result of:

     any change in the value of the specified currency of those notes relative to any other currency due solely to fluctuations in exchange rates, or any redenomination of any component currency of any composite currency, unless that composite currency is itself officially redenominated.

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

JUDGMENTS IN A FOREIGN CURRENCY COULD RESULT IN A SUBSTANTIAL LOSS TO YOU

    The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based on an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. If a note is denominated in a specified currency other than U.S. dollars, any judgment under New York law will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

CHANGES IN THE VALUE OF UNDERLYING ASSETS OF INDEXED NOTES COULD RESULT IN A SUBSTANTIAL LOSS TO YOU

    An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

     has a fixed principal amount,

     is denominated in U.S. dollars, and

     bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

    The risks of a particular indexed note will depend on the terms of that indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices of:

     the underlying assets,

     another objective price, and

     economic or other measures making up the relevant index.

    Underlying assets could include:

     currencies,

     commodities,

     securities (individual or baskets), and

     indices.

    The risks associated with a particular indexed note generally depend on factors over which we have no control and which cannot readily be foreseen. These risks include:

     economic events,
     political events, and

     the supply of, and demand for, the underlying assets.

    In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may continue in the future. Fluctuations in rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

    In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

    The risk of loss as a result of linking of principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.

                         IMPORTANT CURRENCY INFORMATION

    Purchasers are required to pay for each note in the specified currency specified by us for that note. If requested by a prospective purchaser of notes having a specified currency other than U.S. dollars, the agent soliciting the offer to purchase may at its discretion arrange for the conversion of U.S. dollars into such specified currency to enable the purchaser to pay for such notes. Each such conversion will be made by the relevant agent on such terms and subject to such conditions, limitations and charges that the agent may from time to time establish in accordance with its regular foreign exchange practice. The purchaser must pay all costs of exchange.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our historical ratios of earnings to fixed charges and those of American Express Company for the periods indicated:

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              2001   2000   1999   1998   1997
                                                              ----   ----   ----   ----   ----
American Express Credit Corporation.........................  1.29   1.30   1.30   1.31   1.29
American Express Company(1).................................  1.52   2.25   2.48   2.24   2.22

---------

(1) The securities described in this prospectus supplement are not obligations of American Express Company or the Card Issuers (as defined in the accompanying prospectus).

    Under our receivables agreements, the discount rate for new non-interest bearing receivables that we acquire must be sufficient to yield us earnings of not less than 1.25 times our fixed charges on an annual basis.

    In computing our ratio of earnings to fixed charges, 'earnings' consist of net income plus income taxes and interest expense, amortization of debt discount, premium and related expenses. 'Fixed charges' consist of interest expense, amortization of debt discount, premium and related expenses. Gross rentals on long-term leases were minimal in amount in each of the periods shown. Since the rate of discount on non-interest bearing receivables that we purchased is established by the receivables agreements to enable us to achieve at least a predetermined ratio of earnings to fixed charges, a pro forma ratio of earnings to fixed charges would not be meaningful.

    In computing American Express Company's ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations plus interest expense, amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense less undistributed net income of affiliates accounted for at equity. 'Fixed Charges' consist of interest expense, capitalized interest costs and the interest component of rental expense. Interest expense in the above computation includes interest expense related to the international banking operations of American Express Company and Cardmember (as defined in the accompanying prospectus) lending activities of American Express Travel Related Services Company, Inc. which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express Company.

                              DESCRIPTION OF NOTES

    The following description of the particular notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the accompanying prospectus, you should rely on the information in this prospectus supplement.

    The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the accompanying prospectus and this prospectus supplement. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

GENERAL

    We will issue the notes under the indenture described in the accompanying prospectus, as supplemented by the eighth supplemental indenture, dated December 21, 2001, between us and Bank One Trust Company, N.A., as trustee. The notes are limited to an aggregate principal amount of $6,000,000,000 (or the equivalent in other currencies or currency units), in addition to the $1,970,000,000 we previously issued. We may increase this limit if in the future we determine that we may wish to sell additional notes or decrease this limit if in the future we determine to sell debt securities under other programs or in specific issuances. We may from time to time sell additional series of debt securities (as defined in the accompanying prospectus), including additional series of medium-term senior notes. See 'Plan of Distribution'.

    In this prospectus supplement, the accompanying prospectus and in any pricing supplement, unless otherwise specified or the context otherwise requires, references to 'dollars', '$' and 'U.S.$' are to United States dollars.

    We will offer the notes on a continuous basis and the notes will mature nine months or later from their date of issue, as specified in an applicable pricing supplement. Floating rate notes will mature on an interest payment date.

    Unless otherwise specified for notes denominated in a currency other than U.S. dollars or as otherwise specified in an applicable pricing supplement, we will issue notes only in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess of that amount. The notes will be denominated in U.S. dollars and payments of principal of and premium, if any, and interest on the notes will be made in U.S. dollars unless we provide otherwise in a pricing supplement. If any of the notes are to be denominated in a foreign currency or currency unit, or if the principal of and premium, if any, and any interest on any of the notes is to be payable at your option or at our option in a currency, including a currency unit, other than that in which such notes are denominated, we will provide additional information pertaining to such notes in the pricing supplement.

    Unless we specify otherwise in an applicable pricing supplement, the notes will be issued in book-entry form only through the facilities of DTC and will be registered in the name of the nominee of DTC. Transfers or exchanges of the notes may only be effected through a participating member of DTC. So long as DTC or its nominee is the registered owner of a note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the note for all purposes under the indenture. Except as set forth under ' -- Book-Entry Notes' below, no note issued in book-entry form will be issuable in certificated form.

    In the pricing supplement relating to each note we will describe the following terms:

     the currency in which such note will be denominated (and, if such currency is other than U.S. dollars, certain other terms relating to such note, including the authorized denominations),

     whether such note is a fixed rate note or a floating rate note, the issue price (expressed as a percentage of the aggregate principal amount thereof), which is the price of the note at issuance,

     the date on which such note will be issued,

     the date on which such note will mature,

     if such note is a fixed rate note, the annual rate at which the note will bear interest, if any,

     if such note is a floating rate note, the interest rate basis, the initial interest rate, the interest reset dates, the interest payment dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any (all of these terms are described below), and any other terms relating to the particular method of calculating the interest rate for such note, whether such note may be redeemed at our option or repaid at your option prior to the maturity date, and, if so, the provisions relating to such redemption or repayment, and any other terms of such notes not inconsistent with the provisions of the indenture.

REDEMPTION AND REPAYMENT

    Unless we specify otherwise in a pricing supplement, the notes will not be redeemable prior to their stated maturity. If we so specify in an applicable pricing supplement, the note will be redeemable on or after the date or dates set forth in such supplement, either in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount to be redeemed or at such other price or prices set forth in such pricing supplement. We will pay interest accrued on a redeemed note to the date of redemption, and will give notice of redemption no more than 60 and not less than 30 days prior to the date of redemption. The notes will not be subject to any sinking fund or to any provisions for repayment at your option unless we specify otherwise in the applicable pricing supplement.

INTEREST AND INTEREST RATES

    Each note will bear interest from its date of issue at the annual rate, or at a rate determined according to an interest rate formula, stated in the note and in the applicable pricing supplement, until the principal of the note is paid or made available for payment. We will pay interest, if any, on each interest payment date and at maturity or upon redemption. Interest payment date means the date on which payments of interest on a note (other than payments on maturity) are to be made. Maturity means the date on which the principal of a note becomes due and payable, whether at the stated maturity or by declaration of acceleration or otherwise. Stated maturity means the date specified in a note as the date on which principal of the note is due and payable. Any note that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

    We will pay interest to the person in whose name a note is registered at the close of business on the regular record date next preceding the applicable interest payment date. Regular record date means the date on which a note must be held in order for the holder to receive an interest payment on the next interest payment date. However, we will pay interest at maturity or upon redemption to the person to whom we pay the principal. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next regular record date.

    Unless we specify otherwise in the applicable pricing supplement, the interest payment dates and the regular record dates for fixed rate notes shall be described below under 'Fixed Rate Notes'. The interest payment dates for floating rate notes shall be as indicated in the applicable pricing supplement, and unless we specify otherwise in the applicable pricing supplement, each regular record date for a floating rate note will be the fifteenth day (whether or not a business day) next preceding each interest payment date.

    Each note will bear interest either at a fixed rate or a floating rate determined by reference to an interest rate formula which may be adjusted by a spread or spread multiplier, if any. Spread means the constant amount, if any, to be added to the Commercial Paper Rate, the Federal Funds Rate, the CD Rate, LIBOR, EURIBOR, the Prime Rate, the Treasury Rate or any other interest rate index in effect from time to time with respect to a note, which amount will be set forth in such note and the related pricing supplement. Spread multiplier means the constant amount by which the Commercial Paper Rate, the Federal Funds Rate, the CD Rate, LIBOR, EURIBOR, the Prime Rate, the Treasury Rate or any other interest rate index in effect from time to time with respect to a note is to be multiplied, which amount will be set forth in such note and the related pricing supplement. Any floating rate note may also have either or both of the following: (1) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (2) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

    The applicable pricing supplement will designate one of the following interest rate bases as applicable to each note:

     a fixed rate per year in which case the note will be a fixed rate note,

     the Commercial Paper Rate in which case the note will be a Commercial Paper Rate note,

     the Federal Funds Rate in which case the note will be a Federal Funds Rate note,

     the CD Rate in which case the note will be a CD Rate note,

     LIBOR in which case the note will be a LIBOR note,

     EURIBOR in which case the note will be a EURIBOR note,

     the Prime Rate in which case the note will be a Prime Rate note,

     the Treasury Rate in which case the note will be a Treasury Rate note, or such other interest rate formula as is set forth in the pricing supplement.

    We will specify in the applicable pricing supplement for each floating rate note the applicable index maturity for the note. Index maturity means the period of time designated by us as the representative maturity of the commercial paper, the certificates of deposit, the U.S. dollar deposits or the Treasury bills, respectively, by references to transactions in which the Commercial Paper Rate, the CD Rate, LIBOR, EURIBOR and the Treasury Rate, respectively, or any other interest rate index in effect from time to time with respect to a note will be calculated as set forth in a floating rate note bearing interest at one of those rates and in the applicable pricing supplement.

FIXED RATE NOTES

    Each fixed rate note will bear interest from its date of issue at the annual rate stated on the note. Unless we indicate otherwise in the applicable pricing supplement, the interest payment dates for the fixed rate notes will be on February 1 and August 1 of each year and the regular record dates will be on January 15 and July 15 of each year. Unless we specify otherwise in an applicable pricing supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    The interest rate on each floating rate note will be equal to either
(1) the interest rate calculated by reference to the specified interest rate formula (as specified in the applicable pricing supplement) plus or minus the spread, if any, or (2) the interest rate calculated by reference to the specified interest rate formula multiplied by the spread multiplier, if any. We will specify in the applicable pricing supplement the interest rate basis and the spread or spread multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each floating rate note. In addition, such pricing supplement may contain particulars as to the calculation agent, calculation dates, index maturity, initial interest rate, interest determination dates, interest payment dates, regular record dates and interest reset dates with respect to such note.

    Except as provided below, interest on floating rate notes will be payable:

     in the case of floating rate notes with a weekly interest reset date (as defined below) on the third Wednesday of each month or on the third Wednesday of March, June, September and December, in the case of floating rate notes with a monthly interest reset date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement, in the case of floating rate notes with a quarterly interest reset date, on the third Wednesday of March, June, September and December of each year,

     in the case of floating rate notes with a semi-annual interest reset date, on the third Wednesday of two months of each year, as specified in the applicable pricing supplement, and in the case of floating rate notes with an annual interest reset date, on the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

    If any interest payment date for any floating rate note would otherwise be a day that is not a business day for that floating rate note, the interest payment date for that floating rate note shall be postponed to the next day that is a business day for that floating rate note, except that in the case of a LIBOR note or a EURIBOR note, if such day falls in the next calendar month, the interest payment date shall be the preceding day that is a business day.

    As used in this prospectus supplement, business day means:

     with respect to any payment, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, New York City are authorized or required by law or executive order to close, when used for any other purpose, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, New York City, or in the city in which the Corporate Trust Office of the trustee is located, are authorized or required by law or executive order to close, for notes based on LIBOR only, such day shall also be a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market,

     for notes based on EURIBOR only, such day shall be any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system is open, and for notes having a specified currency other than U.S. dollars only, any day that, in the capital city of the country issuing the specified currency, except for Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, which will be based on the cities of Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively, is not a day on which banking institutions are authorized or obligated to close.

    The rate of interest on each floating rate note will be reset on the interest reset date that will be weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. The interest reset date will be:

     in the case of floating rate notes (other than Treasury Rate notes) that reset weekly, the Wednesday of each week,

     in the case of Treasury Rate notes that reset weekly, the Tuesday of each week,

     in the case of floating rate notes that reset monthly, the third Wednesday of each month,

     in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December,

     in the case of floating rate notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement, and in the case of floating rate notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

    However, in each case, (1) the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note will be the initial interest rate set forth in the applicable pricing supplement and
(2) the interest rate in effect for the ten days immediately prior to maturity or redemption, if applicable, will be the rate in effect on the tenth day preceding such maturity or redemption. If any interest reset date for any floating rate note would otherwise be a day that is not a business day for that floating rate note, the interest reset date for that floating rate note shall be postponed to the next day that is a business day for that floating rate note, except that in the case of a LIBOR note or a EURIBOR note, if such business day is in the next succeeding calendar month, the interest reset date shall be the immediately preceding business day.

    The interest rate applicable to each interest accrual period beginning on an interest reset date will be the rate determined on the calculation date, if any, by reference to the interest determination date. Calculation date means the date, if any, on which the calculation agent (as defined below) is to calculate an interest rate for a floating rate note. The calculation date shall be the tenth calendar day after the related interest determination date for a note or if such day is not a business day, the next succeeding business day, unless we specify otherwise in the note and the related pricing supplement. Calculation agent means the agent we appoint to calculate interest rates on floating rate notes. The calculation agent will be Bank One Trust Company, N.A. unless we specify otherwise in the applicable pricing supplement.

    The interest determination date pertaining to an interest reset date will be:

     the second business day preceding such interest reset date for (1) a Commercial Paper Rate note, (2) a Federal Funds Rate note, (3) a CD Rate note or (4) a Prime Rate note,

     the second business day preceding such interest reset date for a LIBOR note or a EURIBOR note, or the day of the week in which such interest reset date falls on which Treasury bills would normally be auctioned for a Treasury Rate note.

    Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, such Friday will be the treasury interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction date shall fall on any interest reset date for a Treasury Rate note, then such interest reset date shall instead be the first business day immediately following such auction date.

    Unless we specify otherwise in the applicable pricing supplement, the interest payable on each interest payment date or at maturity for floating rate notes will be the amount of interest accrued from and including the issue date or from and including the last interest payment date to which interest has been paid, as the case may be, to, but excluding, such interest payment date or the date of maturity, as the case may be. However, in the case of a floating rate note on which interest is reset weekly, interest payable on each interest payment date will be the amount of interest accrued from and including the issue date or from and excluding the last date to which interest has been paid, as the case may be, to, and including, the regular record date immediately preceding such interest payment date, except that at maturity the interest payable will include interest accrued to, but excluding, the date of maturity.

    Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a note by an accrued interest factor. This accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded to the nearest one hundred-thousandth of a percentage point (e.g., 9.876544% and 9.876545% being rounded to 9.87654% and 9.87655%, respectively))
for each such day is computed by dividing the interest rate (expressed as a decimal rounded to the nearest one hundred-thousandth of a percentage point) applicable to such date by 360, in the case of Commercial Paper Rate notes, Federal Funds Rate notes, CD Rate notes, LIBOR notes, EURIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes. All dollar amounts used in or resulting from calculations on floating rate notes will be rounded to the nearest cent with one half cent being rounded upward.

    The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such note. For purposes of calculating the rate of interest payable on floating rate notes, we will enter into an agreement with the calculation agent.

    In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with few exceptions, is 25% per year (calculated on a simple interest basis). This limit only applies to obligations that are less than $2,500,000.

    Commercial Paper Rate Notes

    A Commercial Paper Rate note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the spread or spread multiplier, if any) we specify in the Commercial Paper Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Commercial Paper Rate for any interest determination date will be the money market yield (calculated as described below) of the rate on that date for commercial paper having the index maturity designated in the applicable pricing supplement as such rate is published by the Board of Governors of the Federal Reserve System in 'Statistical Release H.15(519), Selected Interest Rates' or any successor publication of the Board of Governors of the Federal Reserve System ('H.15(519)') under the heading 'Commercial Paper -- Nonfinancial'.

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     In the event that such rate is not published by 9:00 A.M., New York City time, on the applicable calculation date, then the Commercial Paper Rate shall be the money market yield of the rate on such date for commercial paper having the index maturity designated in the applicable pricing supplement as published in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/ h15/update, or any successor site or publication ('H.15 Daily Update') under the heading 'Commercial Paper -- Nonfinancial'.

     If by 3:00 P.M., New York City time, on such calculation date such rate is not yet published in H.15 Daily Update, then the Commercial Paper Rate for such interest determination date shall be calculated by the calculation agent and shall be the money market yield of the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the offered rates of three leading dealers of commercial paper in New York City selected by the calculation agent as of 11:00 A.M., New York City time, on such date, for commercial paper having the index maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is 'AA', or the equivalent, from a nationally recognized securities rating agency.

     If the dealers selected by the calculation agent are not quoting as mentioned in the previous sentence, the Commercial Paper Rate with respect to such interest determination date will be the Commercial Paper Rate in effect on such date.

    Money market yield will be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                        D x 360
                 Money Market Yield = ------------- x 100
                                       360-(D x M)

where 'D' refers to the annual rate for the commercial paper quoted on a bank discount basis and expressed as a decimal, and 'M' refers to the actual number of days in the interest period for which interest is being calculated.

    Federal Funds Rate Notes

    A Federal Funds Rate note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the spread or spread multiplier, if any) we specify in the Federal Funds Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Federal Funds Rate for any interest determination date will be the rate on that date for federal funds as published in H.15(519) under the heading 'Federal Funds (Effective)'.

    The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

     If that rate is not published by 9:00 A.M., New York City time, on the applicable calculation date, the Federal Funds Rate will be the rate on such interest determination date as published in H.15 Daily Update under the heading 'Federal Funds/Effective'.

     If such rate is not yet published by 3:00 P.M., New York City time, on the applicable calculation date, then the Federal Funds Rate for such interest determination date will be calculated by the calculation agent and will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the rates as of 11:00 A.M., New York City time, on such date for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City selected by the calculation agent.

     If the brokers selected by the calculation agent are not quoting as mentioned in the previous sentence, the Federal Funds Rate with respect to such interest determination date will be the Federal Funds Rate in effect on such date.

    CD Rate Notes

    A CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the spread or spread multiplier, if any) we specify in the CD Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, the CD Rate for any interest determination date will be the rate on that date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading 'CDs (Secondary Market)'.

    The following procedures will be followed if the CD Rate cannot be determined as described above:

     If that rate is not published by 9:00 A.M., New York City time, on the applicable calculation date, the CD Rate will be the rate on such interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in
     H.15 Daily Update under the caption 'CDs (secondary market)'.

     If such rate is not published by 3:00 P.M., New York City time, on such calculation date, then the CD Rate on such interest determination date will be calculated by the calculation agent and will be the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the secondary market offered rates as of the opening of business, New York City time, on such date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000.

     If the dealers selected by the calculation agent are not quoting as mentioned in the previous sentence, the CD Rate with respect to such interest determination date will be the CD Rate in effect on such date.

    LIBOR Notes

    A LIBOR note will bear interest at the interest rate (calculated with reference to LIBOR and the spread or spread multiplier, if any) we specify in the LIBOR note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, LIBOR will be determined by the calculation agent in accordance with the following provisions in the order set forth below:

     On each interest determination date, LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second business day immediately following such interest determination date, which appear on the Reuters Screen LIBOR Page as of 11:00 A.M., London time, on such interest determination date. If at least two such offered rates appear on the Reuters Screen LIBOR Page, the rate will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of those offered rates as determined by the calculation agent. If fewer than two offered rates appear, LIBOR for such interest determination date will be determined as if the parties had specified the rate described in the following bullet points.

     On any interest determination date on which fewer than two offered rates appear on the Reuters Screen LIBOR Page as specified above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the calculation agent at approximately 11:00 A.M., London time, on such interest determination date to prime banks in the London interbank market, having the index maturity designated in the applicable pricing supplement, commencing on the second business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of those four major banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such interest determination date will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of such quotations.

     If fewer than two quotations are provided, LIBOR in respect of such interest determination date will be the arithmetic mean (rounded to the nearest one hundred-thousandth of a percentage point) of the rates quoted by three major banks in New York City selected by the calculation agent at approximately 11:00 A.M., New York City time, on such interest determination date for loans in U.S. dollars to leading European banks, having the index maturity designated in the applicable pricing supplement, such loans commencing on the second business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time.

     If the banks in New York City selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR with respect to such interest determination date will be LIBOR in effect on such interest determination date.

    Reuters Screen LIBOR Page means the display on the Reuters Monitor Money Rates Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits.

    EURIBOR Notes

    Each EURIBOR note will bear interest for each interest reset period at an interest rate equal to EURIBOR and any spread or spread multiplier as specified in the note and the applicable pricing supplement.

    The calculation agent will determine EURIBOR on each EURIBOR determination date. The EURIBOR determination date is the second business day prior to the interest reset date for each interest reset period.

    On a EURIBOR determination date, the calculation agent will determine EURIBOR for each interest reset period as follows.

    The calculation agent will determine the offered rates for deposits in euros for the period of the index maturity specified in the applicable pricing supplement, commencing on the interest reset date, which appears on page 248 on the Bridge Telerate Service or any successor service or any page that may replace page 248 on that service which is commonly referred to as 'Telerate
Page 248' as of 11:00 a.m., Brussels time, on that date.

    If EURIBOR cannot be determined on a EURIBOR determination date as described above, then the calculation agent will determine EURIBOR as follows:

     The calculation agent for the EURIBOR note will select four major banks in the euro-zone interbank market.

     The calculation agent will request that the principal euro-zone offices of those four selected banks provide their offered quotations to prime banks in the euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. These quotations shall be for deposits in euros for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in euros that is representative of a single transaction in such market at that time.

    (1) If two or more quotations are provided, EURIBOR for the interest reset period will be the arithmetic mean of those quotations.

    (2) If less than two quotations are provided, the calculation agent will select four major banks in the euro-zone and follow the steps in the two bullet points below:

         The calculation agent will then determine EURIBOR for the interest reset period as the arithmetic mean of rates quoted by those four major banks in the euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the EURIBOR determination date. The rates quoted will be for loans in euros, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in euros that is representative of a single transaction in such market at that time.

         If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, EURIBOR will be the initial interest rate.

    'Euro-zone' means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

    Prime Rate Notes

    A Prime Rate note will bear interest at the interest rate (calculated with reference to the Prime Rate and the spread or spread multiplier, if any) we specify in the Prime Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, Prime Rate for any interest determination date will be the rate on that date as published in H.15(519) under the heading 'Bank Prime Loan'.

    The following procedures will be followed if the Prime Rate cannot be determined as described above:

     If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the Prime Rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading 'Bank Prime Loan'.

     If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page (as defined below) as that bank's prime rate or base lending rate as in effect for that interest determination date.

     If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in New York City selected by the calculation agent, after consultation with us.

     If the banks selected are not quoting as mentioned above, the Prime Rate with respect to such interest determination date will be the Prime Rate in effect on such interest determination date.

    Reuters Screen USPRIME 1 Page means the display designated as page 'USPRIME 1' of the Reuters Monitor Money Rates Service, or any successor service, or any other page that may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    Treasury Rate Notes

    A Treasury Rate note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the spread or spread multiplier, if any) we specify in the Treasury Rate note and in the applicable pricing supplement.

    Unless we indicate otherwise in the applicable pricing supplement, the Treasury Rate for any interest determination date will be the rate applicable to the auction held on such date of direct obligations of the United States ('Treasury bills') having the index maturity specified in the applicable pricing supplement as such rate appears on either the display designated as Page 56 or the display designated as Page 57 on Telerate under the heading 'AVGE INVEST YIELD'.

    The following procedures will be followed if the Treasury Rate cannot be determined as above:

     If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the Treasury Rate will be the auction average rate on such interest determination date (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday.

     In the event that the results of the auction of Treasury bills having the index maturity specified in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such calculation date, or if no such auction is held on such interest determination date, then the calculation agent will determine the Treasury Rate to be the bond equivalent yield of the rate set forth in H.15(519) for that day opposite the index maturity under the caption 'U.S. Government Securities/Treasury Bills/Secondary Market'.

     If the above rate is not published in H.15(519) on the calculation date, the rate for that day will be the rate set forth in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying such rate, for that day in respect of the index maturity under the caption 'U.S. Government Securities/Treasury Bills/Secondary Market'.

     If the above rate is not published in H.15(519), H.15 Daily Update or another recognized source, the Treasury Rate will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary United States government securities dealers selected by the calculation agent (after consultation with us), for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

     If the dealers selected by the calculation agent are not quoting as mentioned above, the Treasury Rate with respect to such interest determination date will remain the Treasury Rate then in effect on such interest determination date.

    Bond Equivalent Yield means a yield (expressed as a percentage) calculated as follows:

                              D x N
                          -------------  x 100
Bond Equivalent Yield =   360 - (D x M)
where 'D' refers to the applicable annual rate for the Treasury bills quoted on a bank discount basis and expressed as a decimal, 'N' refers to 365 or 366, as the case may be, and 'M' refers to the actual number of days in the interest period for which interest is being calculated.

AMORTIZING NOTES

    We may from time to time offer amortizing notes on which a portion or all the principal amount is payable prior to stated maturity:

     in accordance with a schedule,

     by application of a formula, or

     based on an index.

Further information concerning additional terms and conditions of any amortizing notes, including terms of repayment of such notes, will be set forth in the applicable pricing supplement.

INDEXED NOTES

    We may also issue indexed notes on which the principal amount payable at maturity, premium, if any, and/or interest payments are determined with reference to the price or prices of specified commodities (including baskets of commodities), securities (including baskets of securities), interest rate indices, interest rate or exchange rate swap indices, the exchange rate of one or more specified currencies (including baskets of currencies or a composite currency) relative to an indexed currency, or such other price or exchange rate or other financial or non-financial index or indices as we may specify in such indexed note and in the applicable pricing supplement for the indexed note. Holders of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the indexed notes depending upon the relative value at maturity of the specified index. We will provide information on the method for determining the principal payable at maturity, premium, if any and/or interest payments in the applicable pricing supplement for the indexed notes. Certain historical information, where applicable, with respect to the specified indexed item or items and tax considerations associated with an investment in indexed notes will also be provided in the pricing supplement.

    Notwithstanding anything to the contrary contained herein or in the accompanying prospectus, for purposes of determining the rights of a holder of an indexed note in respect of voting for or against amendments to the indenture and modifications and the waiver of rights thereunder, the principal amount of such indexed note shall be deemed to be equal to the face amount thereof upon issuance. The amount of principal payable at maturity will be specified in the applicable pricing supplement.

BOOK-ENTRY NOTES

    For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Each global certificate will be deposited with, or on behalf of, DTC, as depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these global notes and will be considered the sole owner of the global notes for purposes of the indenture.

    Purchasers may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain a securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding notes for their customers. Thus, each beneficial owner of a note in book-entry form will hold that note indirectly through a hierarchy of intermediaries, with DTC at the 'top' and the beneficial owner's own securities intermediary at the 'bottom'.

    The notes of each beneficial owner in book-entry form will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the notes will generally not be entitled to have the notes represented by the global certificates registered in its name and will not be considered the owner under the indenture. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership. The book-entry system for holding securities eliminates the need for physical movement of certificates. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    The indenture provides that if:

     DTC notifies us that it is unwilling or unable to continue as depository for the notes, or if DTC is no longer legally qualified to serve in that capacity, and a successor depository is not appointed by us within 90 days of written notice, we decided to discontinue use of the system of book-entry transfers through the DTC or its successor, or an event of default with respect to the notes shall have occurred and be continuing,

then the global notes will be exchanged for notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive notes shall be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from direct participants with respect to ownership of beneficial interests in global notes.

    In this prospectus supplement, references to actions taken by note holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to note holders will mean payments and notices of redemption to DTC as the registered holder of the notes for distribution to participants in accordance with DTC's procedures.

    DTC is a limited-purpose trust company organized under the State of New York, a 'banking organization' within the meaning of the New York banking law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered under Section 17A of the Securities Exchange Act. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

    We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the notes in book-entry form or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    The information in this section about DTC has been provided by DTC for informational purposes only. We take no responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

CONCERNING THE TRUSTEE

    Bank One Trust Company, N.A., the trustee under the indenture of the notes, provides corporate trust services to us. In addition, affiliates of the trustee provide substantial investment banking, bank and corporate trust services and extend credit to our affiliate, the American Express Company and many of its subsidiaries. One of the agents for the notes, Banc One Capital Markets, Inc., is an affiliate of the trustee. We and our affiliates may have other customary banking relationships (including other trusteeships) with the trustee.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summarizes certain United States federal income tax consequences of the ownership of medium-term senior notes as of the date of this prospectus supplement. Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations. For example, this summary does not address:

     tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities electing mark to market, financial institutions, tax-exempt entities or life insurance companies, tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle,

     tax consequences to holders of notes whose functional currency is not the U.S. dollar,

     alternative minimum tax consequences, if any, or

     any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below, and may be adverse to holders of notes.

    The discussion below is for general information only and is not intended to be tax advice. Holders who are considering the purchase of notes should consult their own tax advisors concerning the U.S. federal, state and local as well as the foreign tax consequences to them of ownership of the notes in light of their particular situations.

UNITED STATES HOLDERS

    The following is a summary of certain United States federal income tax consequences that will apply to holders that are United States Holders, as we describe below, of notes.

    Certain consequences to holders of notes that are not United States Holders are described under ' -- Non-United States Holders' below.

    A 'United States Holder' of a note means a beneficial owner of a note that is:

     a citizen or resident of the United States,

     a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States,

     an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust that is (a) subject to the supervision of a court within the United States and the control of one or more United States persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments of Interest

    Except as set forth below, interest on a note will generally be taxable to a holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

Original Issue Discount

    If holders own notes issued with original issue discount ('OID') they will be subject to special tax accounting rules, as described in greater detail below. In that case, they should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, they generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as 'Original Issue Discount Notes'.

    A note with an issue price that is less than its 'stated redemption price at maturity' generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an amortizing note, the weighted average maturity. The term 'stated redemption price at maturity' of a note means the sum of all payments to be made on the note other than 'qualified stated interest.' The 'issue price' of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public.

    The term 'qualified stated interest' means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

     it is payable at least once per year,

     it is payable over the entire term of the note, and

     it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

    Holders that own notes issued with 'de minimis OID,' generally must include the de minimis OID in income at the time payments (other than qualified stated interest) on the notes are made in proportion to the amount paid. 'De minimis OID' means discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an amortizing note, the weighted average maturity. Any amount of de minimis OID that holders have included in income will be treated as capital gain.

    Certain of the notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Original Issue Discount Notes containing those features may be subject to rules that differ from the general rules discussed in this prospectus supplement. Holders who are considering the purchase of Original Issue Discount Notes with those features should carefully examine the applicable pricing supplement and should consult their own tax advisors with respect to those features since the tax consequences to them with respect to OID will depend, in part, on the particular terms and features of the notes.

    Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year generally must include OID in income in advance of the receipt of some or all of the related cash payments using the 'constant yield method' described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an Original Issue Discount Note will generally be less in the early years and more in the later years.

    The amount of OID that holders must include in income if they are the initial United States Holders of an Original Issue Discount Note is the sum of the 'daily portions' of OID with respect to the note for each day during the taxable year or portion of the taxable year in which they held that note ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a pro rata portion of the OID allocable to that accrual period. The 'accrual period' for an Original Issue Discount Note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the note's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (b) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The 'adjusted issue price' of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on the note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, holders will have to include in income

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

increasingly greater amounts of OID in successive accrual periods. We are generally required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

    Floating Rate Notes are generally subject to special OID rules. In the case of an Original Issue Discount Note that is a Floating Rate Note, both the 'yield to maturity' and 'qualified stated interest' will generally be determined solely for purposes of calculating the accrual of OID as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the note. Additional rules may apply if the interest on a Floating Rate Note is based on more than one interest index or the principal amount of the note is indexed in any manner. Holders who are considering the purchase of floating rate Original Issue Discount Notes should carefully examine the applicable pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences to them of holding and disposing of those Notes.

    Holders may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Holders must make this election for the taxable year in which they acquired the note, and they may not revoke the election without the consent of the Internal Revenue Service, or the IRS. Holders should consult with their own tax advisors about this election.

Short-Term Notes

    In the case of notes having a term of one year or less, or Short-Term Notes, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, holders will generally be taxed on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless a holder has elected to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States Holders of Short-Term Notes are not required to include accrued discount in their income currently unless they elect to do so. However, these holders may be required to include stated interest in income as the income is received. United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on Short-Term Notes as ordinary income on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If holders are not required, and do not elect, to include discount in income currently, any gain they realize on the sale, exchange or retirement of a Short-Term Note will generally be ordinary income to the holders to the extent of the discount accrued by them through the date of sale, exchange or retirement. In addition, if they do not elect to currently include accrued discount in income, they may be required to defer deductions for a portion of their interest expense with respect to any indebtedness attributable to the Short-Term Notes until maturity or other disposition in a taxable transaction.

Market Discount

    If holders purchase a note, other than an Original Issue Discount Note, for an amount that is less than its stated redemption price at maturity, or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as 'market discount' for United States federal income tax purposes, unless that difference is less than .25% of the remaining amount multiplied by the number of remaining whole years to maturity or in the case of an amortizing note, the weighted average maturity. Under the market discount rules, holders will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that they have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition. In addition, holders may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity of the Note, unless holders elect to accrue it on a constant interest method. Holders may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Holders' elections to include market discount in income currently, once made, applies to all market discount obligations acquired by them on or after the first taxable year to which their election applies and may not be revoked without the consent of the IRS.

Acquisition Premium & Amortizable Bond Premium

    Holders who purchase an Original Issue Discount Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased that note at an 'acquisition premium.' Under the acquisition premium rules, the amount of OID that a holder must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

    Holders who purchase a note, including an Original Issue Discount Note, for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest will be considered to have purchased the note at a 'premium' and, if it is an Original Issue Discount Note, will not be required to include any OID in income. Holders generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under their regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (a) holders will exercise or not exercise options in a manner that maximizes their yield, and (b) we will exercise or not exercise options in a manner that minimizes holders' yield, except that we will be assumed to exercise call options in a manner that maximizes holders' yield. If holders do not elect to amortize bond premium, that premium will decrease the gain or increase the loss they would otherwise recognize on disposition of the note. Holders' election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by them on or after the first day of the first taxable year to which the elections apply. Holders may not revoke their election without the consent of the IRS.

Sale, Exchange and Retirement of Notes

    Holders' tax basis in a note will, in general, be their cost for that note, increased by OID, market discount or any discount with respect to a Short-Term Note that they previously included in income, and reduced by any amortized premium and any cash payments on the note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, they will recognize gain or loss equal to the difference between the amount they realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that they did not previously include in income, which will be taxable as such) and the adjusted tax basis of the note. Except as described above with respect to certain Short-Term Notes or with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes (as defined below), with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived from capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Currency Notes

    The following is a summary of certain United States federal income tax consequences to holders who own a note denominated in a specified currency other than the U.S. dollar, or a Foreign Currency Note.

    Interest Payments. Holders who are cash basis taxpayers are required to include in income the U.S. dollar value of interest payments they receive, based on the exchange rate in effect on the date of receipt,

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

regardless of whether they convert the interest payments into U.S. dollars. They will not recognize exchange gain or loss upon the receipt of this payment.

    If the holders are accrual basis taxpayers, they may determine the amount of income they recognize with respect to the interest payment in accordance with either of two methods. Under the first method, they will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during the year, determined by translating the interest at the average rate of exchange for the period or periods during which the interest accrued. Under the second method, they may elect to translate interest income at the spot rate on the last day of the accrual period, or last day of the taxable year in the case of an accrual period that straddles their taxable year, or on the date they receive the interest payment if the date is within five days of the end of the accrual period. When they receive an interest payment on a note, they will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the payment, determined by translating any foreign currency received at the spot rate for the foreign currency on the date received, and the U.S. dollar value of the interest income that they have previously included in income with respect to the payment.

    Foreign Currency Original Issue Discount Notes. OID on a note that is also a Foreign Currency Note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Additionally, holders will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID, determined in the same manner as for accrued interest, and the U.S. dollar value of the payment, determined by translating any foreign currency received at the spot rate for the foreign currency on the date of payment. Because exchange rates may fluctuate, a United States holder of an Original Issue Discount Note that is also a Foreign Currency Note may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. All payments on an Original Issue Discount Note (other than payments of qualified stated interest) will generally be viewed first as payments of previously-accrued OID, and then as payments of principal.

    Market Discount. Holders will determine market discount on Foreign Currency Notes includible in income by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or the holders otherwise dispose of the note. If they have elected to accrue market discount currently, then the amount they accrue is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. They will recognize exchange gain or loss with respect to market discount they accrue currently using the approach applicable to the accrual of interest income as described above.

    Amortizable Bond Premium. Holders will compute bond premium on a Foreign Currency Note in the applicable foreign currency. If they elect to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, they will realize exchange gain or loss, which is generally ordinary income or loss, based on the difference between spot rates at this time and at the time of acquisition of the Foreign Currency Note. If they do not elect to amortize bond premium, they will translate the bond premium, computed in the applicable foreign currency, into U.S. dollars at the spot rate on the maturity date and the bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

    Sale or Other Disposition of Foreign Currency Note. Holders' tax basis in a Foreign Currency Note will be the U.S. dollar value of the foreign currency amount they paid for the Foreign Currency Note determined at the time of their purchase. If they purchase a note with previously owned foreign currency, they will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between their tax basis in the foreign currency and the fair market value of the note in U.S. dollars on the date of purchase. This gain or loss will be ordinary income or loss. The conversion of U.S. dollars to a foreign currency and the immediate use of that foreign currency to purchase a Foreign Currency Note will not result in a taxable gain or loss for a U.S. holder.

    For purposes of determining the amount of any gain or loss they will recognize on the sale, exchange, retirement or other disposition of a Foreign Currency Note, the amount realized upon the sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency, other than amounts attributable to accrued but unpaid interest not previously included in the

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holder's income, determined at the time of the sale, exchange, retirement or other disposition. In the case of a Foreign Currency Note that is traded on an established securities market, a cash basis United States Holder, and if it so elects, an accrual basis United States Holder will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to the accrual basis United States Holders in respect of the purchase and sale of Foreign Currency Notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

    Holders will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange, retirement or other disposition of a Foreign Currency Note. This gain or loss will be treated as ordinary income or loss. Holders' realization of this gain or loss will be limited to the amount of overall gain or loss realized on their sale of a Foreign Currency Note. Under proposed U.S. Treasury Regulations, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (i) holders would realize exchange gain or loss with respect to movements in the exchange rate between the beginning and end of each taxable year, or the shorter period, that they held the note and (ii) holders would treat the exchange gain or loss as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the Foreign Currency Note.

    Exchange Gain or Loss With Respect to Foreign Currency. Holders' tax basis in foreign currency received as interest on, or OID with respect to, or received on the sale, exchange, retirement or other disposition of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time they receive the foreign currency. Gain or loss holders recognize on a sale, exchange, retirement or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in U.S. Treasury Regulations or administrative pronouncements of the IRS.

Indexed Notes

    Holders who purchase an indexed note will depend on factors including the specific index or indices used to determine indexed payments on the note and the amount and timing of any contingent payments of principal and interest. Holders who are considering purchasing indexed notes should carefully examine the applicable pricing supplement and should consult their own tax advisor regarding the United States federal income tax consequences of holding and disposing of the notes.

NON-UNITED STATES HOLDERS

    The following is a summary of certain United States federal income and estate tax consequences that will apply to Non-United States Holders of notes. It assumes that the notes are not subject to the rules of section 871(h)(4)(A) of the Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

    A 'Non-United States Holder' means a beneficial owner of a note that is:

     a nonresident alien individual,

     a foreign corporation,

     a foreign partnership, or

     an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from the note.

U.S. Federal Withholding Tax

    The current 30% U.S. federal withholding tax will generally not apply to any payment of principal or interest, including OID, on notes, provided that:

     the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and U.S. Treasury Regulations,

     the holder is not a controlled foreign corporation that is related to us through stock ownership,

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

     the holder is not a bank whose receipt of interest on the notes is described in the Code, and either (a) the holder provides its name and address on an IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that it is not a U.S. person or (b) a qualifying financial institution holding the notes on the owner's behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or successor form) from the owner as the beneficial owner and provides us with a copy.

    In the case of Non-United States Holders who cannot satisfy the requirements described above, payments of premium, if any, and interest including OID, made to them will be subject to the 30% U.S. federal withholding tax, unless they provide us with a properly executed (1) Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with their conduct of a trade or business in the United States.

    Except as discussed below, the current 30% U.S. federal withholding tax will generally not apply to any gain or income that holders realize on the sale, exchange, retirement or other disposition of notes.

U.S. Federal Estate Tax

    Non-United States Holders' estates will generally not be subject to U.S. federal estate tax on notes beneficially owned by them at the time of their death, provided that (1) they do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the Code and U.S. Treasury Regulations, and (2) interest on those notes would not have been, if received at the time of their death, effectively connected with the conduct by them of a trade or business in the United States.

U.S. Federal Income Tax

    If holders are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the notes is effectively connected with the conduct of that trade or business, they will be subject to U.S. federal income tax on that interest and OID on a net income basis, although exempt from the 30% withholding tax, in the same manner as if they were a U.S. person as defined under the Code. In addition, any holder that is a foreign corporation, may be subject to a branch profits tax equal to 30% or lower applicable treaty rate of its earnings and profits for the taxable year, subject to adjustments that are effectively connected with its conduct of a trade or business in the United States. For this purpose, the premium, if any, and interest, including OID, on notes will be included in earnings and profits.

    Any gain or income realized by holders on the disposition of a note will generally not be subject to U.S. federal income or withholding tax unless:

     that gain or income is effectively connected with the conduct of a trade or business in the United States,

     the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or to the extent the gain is considered accrued but unpaid interest on the note, the requirements described above are not satisfied.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on notes and to the proceeds of sale of a note if a holder is a United States Holder and is not an exempt recipient, such as a corporation. A backup withholding tax will apply to payments made to holders who are United States Holders if they fail to provide their taxpayer identification number or a certificate demonstrating their foreign or exempt status or they fail to report in full dividend and interest income.

    If holders are Non-United States Holders, no information reporting and backup withholding will generally be required regarding payments that we make to them, provided that we do not have actual knowledge that they are United States persons and we have received from them the statement described above under 'U.S. Federal Withholding Tax.' In addition, backup withholding and information reporting may apply to the proceeds of the sale of a note made within the United States or conducted through certain U.S. related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge that the holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Under the terms of an agency agreement, dated as of December 21, 2001, as amended and restated on April 1, 2002, we will offer the notes on a continuous basis through ABN AMRO Incorporated, Banc of America Securities LLC, Banc One Capital Markets, Inc., Barclays Capital Inc., BNP Paribas Securities Corp., Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., First Union Securities, Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Salomon Smith Barney Inc. and Utendahl Capital Partners, L.P., as agents. Each of the agents has agreed to use its reasonable efforts to solicit offers to purchase the notes. We will pay each agent a commission of from 0.010% to 0.750% of the principal amount of each note sold through the agent. We will have the sole right to accept offers to purchase notes and we may reject any such offer, in whole or in part. Each agent shall have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part. We reserve the right to sell notes directly on our own behalf, in which case no commission will be payable to an agent.

    We may also sell the notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell (in the case of notes to be resold at a fixed public offering price), the agent may change the public offering price, the concession and the discount.

    Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the notes on a national securities exchange, but have been advised by the agents that they intend to make a market in these securities, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities.

    We estimate that our total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $1,350,000.

    Some of the agents or their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to us and our affiliates. To the extent that the proceeds of any offering of the notes are used to repay indebtedness owed to affiliates of the agents, such offerings will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. One of the agents for the notes, Banc One Capital Markets, Inc., is an affiliate of the trustee.

    First Union Securities, Inc. ('FUSI'), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to 'Wachovia Securities' in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the notes.

    In connection with an offering of the notes, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.

     Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering.

     Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

    These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Each agent may be deemed to be an 'underwriter' within the meaning of the Securities Act. We have agreed to indemnify each agent against liabilities under the Securities Act, or contribute to payments which the agents may be requested to make in that respect. We will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

    Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York, New York.

                                 LEGAL MATTERS

    David S. Carroll, Group Counsel of American Express Company, World Financial Center, New York, New York, will act as legal counsel to American Express Credit Corporation. Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York, will act as legal counsel to the agents. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for American Express Company, American Express Credit Corporation and their respective subsidiaries and affiliates and may do so in the future.

                                    EXPERTS

    The financial statements which we have incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Ernst & Young LLP, 787 Seventh Avenue, New York, New York 10019, independent certified public accountants, to the extent indicated in their report included in the Annual Report. We have incorporated by reference the financial statements in this prospectus supplement in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

    Ernst & Young has given and not withdrawn their written consent to the incorporation by reference of their report dated January 28, 2002 from the Annual Report on our audited financial statements for the financial year ended December 31, 2001.

PROSPECTUS

                                 $8,000,000,000

                      AMERICAN EXPRESS CREDIT CORPORATION

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                              -------------------

    American Express Credit Corporation may offer from time to time in one or more series:

        unsecured debt securities; and

        warrants to purchase unsecured debt securities.

    We may offer any combination of these securities at prices and on terms to be determined at or prior to the time of sale.

    All of these securities will have an initial offering price no greater than $8,000,000,000 in the aggregate, although we may increase this amount in the future.

    We may offer and sell securities to or through underwriters, dealers and agents or directly to purchasers. The names of any underwriters or agents involved in the sale of securities and their compensation will be described in an accompanying prospectus supplement.

    This prospectus may not be used to consummate a sale of these securities unless accompanied by a supplement to this prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                 The date of this prospectus is March 25, 2002.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a shelf registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus for an initial purchase price of up to $8,000,000,000.

    This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. Each time these securities are sold, this prospectus will be accompanied by a prospectus supplement that describes the specific terms of these securities and the specific manner in which they may be offered. You should read the prospectus supplement and this prospectus, along with the documents incorporated by reference and described under the heading 'WHERE YOU CAN FIND MORE INFORMATION', before making your investment decision.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, current reports, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

    Information that we file later with the SEC will automatically update and supersede this information. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents:

     Annual Report on Form 10-K for the year ended December 31, 2000.

     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

     Current Reports on Form 8-K dated December 21, 2001, January 11, 2002 and March 19, 2002.

     All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of this offering.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

                      American Express Credit Corporation
                              One Christina Centre
                            301 North Walnut Street
                           Wilmington, Delaware 19801
                              Attention: President
                                 (302) 594-3350

    The financial statements which we have incorporated into this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, 787 Seventh Avenue, New York, New York 10019, independent certified public accountants, to the extent indicated in their report included in the annual report. We have incorporated by reference the financial statements in this prospectus in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

                      AMERICAN EXPRESS CREDIT CORPORATION

    We are a wholly-owned subsidiary of American Express Travel Related Services Company, Inc., or TRS, which is a wholly-owned subsidiary of American Express Company.

    We are primarily engaged in the business of financing most non-interest bearing charge card receivables arising from the use of the American Express'r' Card, including the American Express'r' Gold Card, Platinum Card'r' and Corporate Card issued in the United States, and in designated currencies outside the United States. We also finance certain interest-bearing revolving credit receivables arising from the use of the Optima'r' Card and other revolving credit cards issued by TRS. In this prospectus we refer to the American Express Card and the Optima Card as the Card. TRS provides a variety of products and services, including among others, a global card network, issuing and processing services, the Card, consumer and corporate lending and banking products, the American Express'r' Travelers Cheque and other stored value products, business expense management products and services, corporate and consumer travel products and services, magazine publishing and merchant transaction processing, point-of-sale and back office products and services. The Card is issued by TRS and certain of its subsidiaries (which we refer to as the Card issuers).

    We finance Card receivables by purchasing them from the Card issuers, without recourse, pursuant to receivables agreements, which provide that amounts resulting from unauthorized charges (for example, those made with a lost or stolen Card) are not eligible for purchase by us. If the unauthorized nature of the charge is discovered after purchase by us, the Card issuer repurchases the charge from us at its face amount.

    We generally purchase non-interest-bearing charge Card receivables at face amount less a specified discount agreed upon from time to time and interest-bearing revolving credit receivables at face amount. The receivables agreements generally require that non-interest-bearing receivables be purchased at discount rates which yield to us earnings of not less than 1.25 times our fixed charges on an annual basis, which we sometimes refer to in this prospectus as the fixed charge coverage ratio. The receivables agreements also provide that consideration will be given from time to time to revising the discount rate applied to purchases of new non-interest bearing receivables to reflect changes in money market interest rates or significant changes in the collectibility of receivables. We generally purchase new groups of Card receivables net of reserve balances applicable to them.

    The Card issuers, at their expense and as our agents, perform accounting, clerical and other services necessary to bill and collect all Card receivables that we own. The receivables agreements provide that the credit standards used to determine whether a Card is to be issued to an applicant may not be materially reduced and that the policy as to the cancellation of Cards for credit reasons may not be materially liberalized without our prior written consent.

    The indenture under which the securities described in this prospectus are to be issued states that we will not engage in any transaction with American Express Company or its affiliates unless on a basis not materially less favorable to us than would be the case if we had effected such transaction with a non-related party.

    American Express Company, as the parent company of TRS, has agreed with us that it will take all necessary steps to assure performance of certain of TRS' obligations under the receivables agreement between TRS and us. The securities are solely our obligations and are not guaranteed under the receivables agreements or otherwise by American Express Company or the Card issuers. The receivables agreements may be terminated at any time by either the Card issuer or us, generally with little or no notice. Additionally, the Card issuers and we may agree to reduce the discount rate in the receivables agreements to result in less than the 1.25 fixed charge coverage ratio, which would result in lower discount rates, and, consequently, lower revenues and net income for us.

    Our executive offices are located at One Christina Centre, 301 North Walnut Street, Wilmington, Delaware 19801-2919 (telephone number: 302-594-3350).

RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our historical ratios of earnings to fixed charges and those of American Express Company for the periods indicated:

                                                                         YEAR ENDED DECEMBER 31,
                                            NINE MONTHS ENDED      -----------------------------------
                                            SEPTEMBER 30, 2001     2000   1999   1998   1997      1996
                                            ------------------     ----   ----   ----   ----      ----
    American Express Credit
      Corporation.......................           1.31            1.30   1.30   1.31   1.29      1.30
    American Express Company(1).........           1.51            2.25   2.48   2.24   2.22      2.17

---------

(1) The securities described in this prospectus are not obligations of American Express Company or the Card issuers.

    Under our receivables agreements, the discount rate for new non-interest bearing receivables that we acquire must be sufficient to yield us earnings of not less than 1.25 times our fixed charges on an annual basis.

    In computing our ratio of earnings to fixed charges, 'earnings' consist of net income plus income taxes and interest expense, amortization of debt discount, premium and related expenses. 'Fixed charges' consist of interest expense, amortization of debt discount, premium and related expenses. Gross rentals on long-term leases were minimal in amount in each of the periods shown. Since the rate of discount on non-interest bearing receivables that we purchased is established by the receivables agreements to enable us to achieve at least a predetermined ratio of earnings to fixed charges, a pro forma ratio of earnings to fixed charges would not be meaningful.

    In computing American Express Company's ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations plus interest expense, amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense less undistributed net income of affiliates accounted for at equity. 'Fixed Charges' consist of interest expense, capitalized interest costs and the interest component of rental expense. Interest expense in the above computation includes interest expense related to the international banking operations of American Express Company and Cardmember lending activities of TRS, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express Company.

                                USE OF PROCEEDS

    Unless otherwise indicated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities to reduce short-term senior debt incurred primarily to finance the purchase of receivables, and, pending such use, we may invest a portion of the proceeds in short-term investments.

    We expect to incur additional debt in the future to carry on our business. The nature and amount of our short-term, medium-term and long-term debt and the proportionate amount of each can be expected to fluctuate as a result of market conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be senior debt securities, that rank on an equal basis with all our other senior unsecured and unsubordinated debt.

    The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which such general terms and provisions may apply to that particular series of debt securities.

GENERAL

    The debt securities will be issued under an indenture, dated as of September 1, 1987, between us and U.S. Bank Trust National Association (as successor to Security Pacific National Trust Company (New York)), as trustee. The indenture has been supplemented and amended by the following supplemental indentures:

     a first supplemental indenture, dated as of November 1, 1987, between us and Bank of Montreal Trust Company, as trustee;

     a second supplemental indenture, dated as of January 15, 1988, between us and The First National Bank of Boston, as trustee;

     a third supplemental indenture, dated as of April 1, 1988, between us and The Chase Manhattan Bank (as successor to Manufacturers Hanover Trust Company), as trustee;

     a fourth supplemental indenture, dated as of May 1, 1988, between us and Trust Company Bank, as trustee;

     a fifth supplemental indenture, dated as of March 28, 1989, between us and The Bank of New York, as trustee;

     a sixth supplemental indenture, dated as of May 1, 1989, between us and Bank of Montreal Trust Company, as trustee;

     a seventh supplemental indenture, dated as of July 28, 1995, between the Company and The Chase Manhattan Bank; and

     an eighth supplemental indenture dated as of December 21, 2001 between us and Bank One Trust Company, N.A., as trustee.

    When we refer to the indenture in this prospectus, we mean the indenture as it has been supplemented.

    A form of the indenture has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement on Form S-3
(No. 333-84320) under the Securities Act of 1933 of which this prospectus forms a part.

    The following summaries of certain provisions of the indenture are not complete and are qualified in their entirety by reference to the indenture. You should read the indenture for further information. Where appropriate, we use parentheses to refer you to the particular sections of the indenture. Any reference to particular sections or defined terms of the indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable definition into that statement.

    The debt securities will be unsecured and will rank on an equal basis with all our other unsecured and unsubordinated indebtedness. (Section 12.09) The indenture does not limit the amount of debt securities which we may issue. (Section 3.01) This prospectus relates to debt securities and warrants, the initial offering price of which aggregate up to $8,000,000,000 or the equivalent amount in foreign denominated currencies. We will offer them to the public on terms determined by market conditions at the time of sale. We may issue the debt securities and warrants from time to time in one or more series with the same or different terms. We may not issue all debt securities of the same series at the same time. All debt securities of the same series need not bear interest at the same rate or mature on the same date. The indenture permits us to appoint a different trustee for each series of debt securities. (Section 8.09) If there is at any time more than one trustee under the indenture, the term trustee means each trustee and will apply to each trustee only with respect to those series of debt securities for which it is serving as trustee.

    We may sell the debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the Federal income tax consequences and special considerations applicable to any such series of debt securities.

    Terms Specified in the Prospectus Supplement

    You should read the prospectus supplement that accompanies this prospectus for information with respect to the debt securities being offered, including:

     the designation, aggregate principal amount and authorized denominations of the debt securities;

     the percentage of the principal amount at which we will sell the debt securities;

     the maturity date or the method for determining the maturity date;

     the terms for exchange, if any, of the debt securities;

     the interest rate or rates, if any, or the method for computing such rate or rates;

     the interest payment dates or the method for determining such dates;

     whether the debt securities will be issued in fully registered form or in bearer form or any combination thereof;

     whether the debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

     if other than U.S. dollars, the currency or currencies in which debt securities may be denominated and purchased and the currency or currencies in which principal, premium, if any, and any interest may be payable;

     if the currency for which debt securities may be purchased or in which principal, premium, if any, and any interest may be payable is at the election of us or the purchaser, the manner in which such an election may be made and the terms of such election;

     any mandatory or optional sinking fund, redemption or other similar terms;

     any index or other method used to determine the amount of principal, premium, if any, and interest, if any, on the debt securities;

     if a trustee other than U.S. Bank Trust National Association is named for the debt securities, the name of such trustee;

     any material tax consequences;

     any material provisions of the indenture that do not apply to the debt securities; and

     any other specific terms of the debt securities.

    Payment

    Unless otherwise specified in the applicable prospectus supplement, principal and premium and interest, if any, on the debt securities will be payable initially at the principal corporate trust office of the trustee. At our option, payment of interest may be made, subject to collection, by check mailed to the holders of record at the address registered with the trustee.
(Section 12.02)

    If the principal of or premium, if any, and interest, if any, on any series of debt securities is payable in foreign currencies or if debt securities are sold for foreign currencies the restrictions, elections, tax consequences, specific terms and other information with respect to such debt securities will be described in the applicable prospectus supplement.

    Global Securities

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

    The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a global security, the depositary for such global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with such depositary or its nominee. Ownership of beneficial interests in such global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

    A participant's ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant's beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary for a global security, or its nominee, is the registered owner of such global security, we will consider such depositary or such nominee, to be the sole owner or holder of the debt securities represented by such global security. Except as described below, owners of beneficial interests in global securities will not be entitled to have debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form. We will not consider owners of beneficial interests in global securities to be the owners or holders of those debt securities under the indenture.

    We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. Neither we, the trustee, any paying agent nor the securities registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 3.09)

    We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

    We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. (Section 3.05)

    If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name.

    Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Section 3.05)

COVENANTS RELATING TO US

    The covenants in the indenture include the following:

    Transactions With Affiliates. Neither we nor any of our subsidiaries will engage in any transaction with any of our affiliates unless such transaction is on a basis not materially less favorable to us or our subsidiary than would be the case if we had effected such transaction with a non-related third party. (Section 12.08) Our affiliates are defined as any corporation controlling, controlled by or under common control with us. (Section 1.01) Our subsidiaries means any corporation of which we own or control, directly or indirectly, more than 50% of each class of its voting stock. (Section 1.01)

    Maintenance Of Net Worth. The indenture requires that we shall at all times maintain a net worth of at least $50,000,000. (Section 12.10) Net worth is defined in the indenture to include, at any date, the aggregate stated

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value of all classes of our capital stock plus the aggregate amount of the consolidated surplus (whether capital, earned or other) of us and our consolidated subsidiaries. (Section 1.01)

    Restrictions As To Liens. Neither we nor any of our subsidiaries will create, assume or allow to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon our or their properties or assets (whether now owned or hereafter acquired), or acquire or agree to acquire property or assets under any conditional sale agreement or other title retention agreement. However, we may incur or allow to exist on our and our subsidiaries' property the following types of liens:

     liens for taxes and governmental charges not yet due or being contested in good faith;

     liens incidental to the conduct of our business not incurred in connection with the issuance or assumption of debt;

     liens on our deposits or on a subsidiary's deposits with banks, in accordance with customary and established banking practice, in connection with our providing financial accommodations to any person in the ordinary course of business;

     liens securing obligations of a subsidiary to us or to another subsidiary;

     certain liens on after acquired tangible property and purchase money liens; and

     extensions, renewals or replacements of any of such liens.

(Section 12.11)

    However, we and any subsidiary may create, assume or suffer to exist a lien or charge upon any of our assets in connection with the issuance or assumption of secured debt which would otherwise be subject to the foregoing restrictions, provided that the aggregate amount of all such secured debt does not exceed 10% of our borrowing base. (Section 12.11) Borrowing base means the sum of (i) the outstanding debt owed by us to American Express Company or a subsidiary of American Express Company which has been subordinated to the debt securities plus
(ii) net worth as defined above. (Section 1.01) Debt is defined as all obligations which in accordance with generally accepted accounting principles would be included in determining total liabilities on the liabilities side of our balance sheet and all obligations guaranteeing debt of any third person. (Section 1.01)

    Ownership Of Our Capital Stock. American Express Company will at all times own, directly or indirectly, 100% of our common stock and shares representing not less than 80% of the total combined voting power of all shares issued by us having ordinary voting rights. (Section 12.12)

    Release From Covenants. Except as otherwise set forth in the prospectus supplement relating to any series of the debt securities, the covenants described above shall cease to be binding on us from and after the ninety-first day following our deposit with the trustee, in trust, of sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such debt securities.
(Section 12.16)

MODIFICATION OF THE INDENTURE

    We may make modifications and amendments of the indenture with respect to one or more series of debt securities by supplemental indenture without the consent of the holders of such debt securities in the following instances:

     to evidence the succession of another corporation to us and the assumption by such successor of our obligations under the indenture;

     to add to or modify our covenants or events of default for the benefit of the holders of the debt securities;

     to establish the form or terms of the debt securities of any series;

     to cure any ambiguity or make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders in any material respect;

     to modify, eliminate or add to the provisions of the indenture as necessary to qualify it under any applicable federal law;

     to name, by supplemental indenture, a trustee other than U.S. Bank Trust National Association for a series of debt securities;

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     to provide for the acceptance of appointment by a successor trustee;

     to add to or modify the provisions of the indenture to provide for the denomination of debt securities in foreign currencies; or

     to supplement any provisions of the indenture as is necessary to permit or facilitate the defeasance and discharge of any debt securities as described in this prospectus.

    Any other modifications or amendments of the indenture by way of supplemental indenture require the consent of the holders of 66 2/3% in principal amount of the debt securities at the time outstanding of each series affected. However, no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

     modify the terms of payment of principal or interest;

     reduce the percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with any restrictive covenant; or

     subordinate the indebtedness evidenced by the debt securities to any of our indebtedness.

(Sections 11.01 and 11.02)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

    Unless otherwise stated in the prospectus supplement, an event of default with respect to any series of debt securities will be:

     default in the payment of the principal of, or premium, if any, on any debt security of such series when it is due and payable;

     default in making a sinking fund payment, if any, when due and payable;

     default for 30 days in the payment of an installment of interest, if any, on any debt security of such series;

     failure of American Express Company, directly or indirectly, to own 100% of our common stock and to own shares representing at least 80% of the total combined voting power of all of our issued shares having ordinary voting rights;

     default for 60 days after written notice to us in the performance of any other covenant in respect of the debt securities of such series;

     certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our property;

     an event of default with respect to any other series of debt securities outstanding under the indenture or as defined in any other indenture or instrument under which we have outstanding any indebtedness for borrowed money, as a result of which indebtedness of us of at least $10,000,000 principal amount shall have been accelerated and such acceleration shall not have been annulled within 15 days after written notice thereof; and

     and any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or to the supplemental indenture under which such series of debt securities is issued.

(Section 7.01)

    An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such holders. (Section 8.02)

    If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of 25% in aggregate principal amount of the debt securities of such series may declare the

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

principal (or in the case of discounted debt securities, such portion thereof as may be described in the prospectus supplement) of all the debt securities of such series to be due and payable immediately. (Section 7.02)

    The indenture contains a provision entitling the trustee to be indemnified by the holders before exercising any right or power under the indenture at the request of any of the holders. (Section 8.03) The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. (Section 7.12) The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent including notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal and premium, if any, at stated maturity and interest on any overdue principal or to institute suit for the enforcement thereof. (Sections 7.07 and 7.08)

    The holders of not less than a majority in principal amount of the outstanding debt securities of any series under the indenture may on behalf of the holders of all the debt securities of such series waive any past defaults except (a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of such series and a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each debt security affected.
(Section 7.13)

    We are required by the indenture to furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. (Sections 9.04 and 12.06)

CONCERNING THE TRUSTEE

    U.S. Bank National Association is an affiliate of the trustee and has extended lines of credit to us, and, as either principal or fiduciary, also owns or may own debt we have issued. We have other customary banking relationships with U.S. Bank National Association in the ordinary course of business, and American Express Company has or may have similar customary banking relationships. If a bank or trust company other than U.S. Bank Trust National Association is to act as trustee for a series of debt securities, the applicable prospectus supplement will provide information concerning such other trustee.

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

    The indenture permits us to be discharged from our obligations under the indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance. (Section 6.02)

    Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of such series of debt securities, then from and after the ninety-first day following such deposit:

     we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

     our obligations under each indenture with respect to the debt securities of such series will cease to be in effect (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities of such series, maintain paying agencies and hold moneys for payment in trust).

    The indenture also provides that the defeasance will not be effective unless we deliver to the trustee a written opinion of our counsel to the effect that holders of the debt securities subject to defeasance will not recognize gain or loss on such debt securities for federal income tax purposes solely as a result of such defeasance and that such holders will be subject to federal income tax in the same amounts and at the same times as would be the case if the defeasance had not occurred. (Section 6.02)

    Following such defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

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                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities. We may issue warrants independently or together with any debt securities offered by any prospectus supplement. The warrants may be attached to or separate from such debt securities. Warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing the warrants, is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the form of warrant agreement and the warrants does not purport to be complete and further terms will be described in the applicable prospectus supplement.

    The applicable prospectus supplement that accompanies this prospectus will describe the following terms and other information with respect to the warrants that may be offered:

     the offering price;

     the currency or currencies for which warrants may be purchased;

     the designation, aggregate principal amount, currency or currencies and terms of the debt securities purchasable upon exercise of the warrants;

     if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

     if applicable, the date on and after which the warrants and the related debt securities will be separately transferable;

     the principal amount of debt securities purchasable upon exercise of one warrant and the price and currency or currencies at which such principal amount of debt securities may be purchased upon such exercise;

     the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

     a discussion of certain federal income tax considerations; and

     any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

    Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the indenture.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities from time to time in one or more of the following ways:

     through underwriters or dealers;

     directly to one or more purchasers;

     through agents; or

     through a combination of any such methods of sale.

    The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including:

     the name or names of any underwriters or agents;

     the purchase price of such securities and the proceeds to us from such sale;

     any underwriting discounts or sales agents' commissions and other items constituting underwriters' or agents' compensation;

     any initial public offering price;

     any discounts or concessions allowed or reallowed or paid to dealers; and

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

     any securities exchanges on which such securities may be listed.

    Only underwriters or agents named in the prospectus supplement are deemed to be underwriters or agents in connection with the securities offered thereby.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement relating to such series if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We may also sell securities directly or through agents we designate from time to time. Any agent involved in the offering and sale of the offered securities will be named in the applicable prospectus supplement, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase such securities which offers provide for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements.

    Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will only be subject to the following two conditions:

     the purchase by an institution of the particular securities will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the particular securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities less the principal amount thereof covered by such arrangements.

    Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of us or such institutional investors thereunder.

    We estimate that the total expenses for the offering, excluding underwriting or agency commissions or discounts, will be approximately $1,800,000.

    In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of the underwriter in stabilizing or short-covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be offered on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

    Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in that respect. Underwriters and agents or

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their affiliates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the securities will be passed upon for us by David S. Carroll, Counsel of American Express Credit Corporation,
200 Vesey Street, World Financial Center, New York, New York. Unless otherwise stated in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for American Express Company, American Express Credit Corporation and their respective subsidiaries and affiliates and may do so in the future.

                                    EXPERTS

    Our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in the Annual Report on Form 10-K and incorporated in this prospectus by reference. We have incorporated by reference into our prospectus our consolidated financial statements and schedule in reliance upon such report given upon the authority of Ernst & Young as experts in accounting and auditing.

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--------------------------------------------------------------------------------

                                 $6,000,000,000

                      AMERICAN EXPRESS CREDIT CORPORATION

                       MEDIUM-TERM SENIOR NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              -------------------

                             PROSPECTUS SUPPLEMENT

                                 APRIL 1, 2002
                  (INCLUDING PROSPECTUS DATED MARCH 25, 2002)

                              -------------------


ABN AMRO INCORPORATED                             BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.                                  BARCLAYS CAPITAL
BNP PARIBAS                                           CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK SECURITIES                                                JPMORGAN
LEHMAN BROTHERS                                             SALOMON SMITH BARNEY
UTENDAHL CAPITAL PARTNERS, L.P.                              WACHOVIA SECURITIES

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                          STATEMENT OF DIFFERENCES
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The registered trademark symbol shall be expressed as .................... 'r'